Exhibit 21.1

List of Subsidiaries

Subsidiary	State of Incorporation
Nexstar Broadcasting, Inc.	Delaware
Nexstar Digital, LLC	Delaware
Yashi, Inc.	Delaware
NES II, Inc.	Virginia
LIN Television of Texas, Inc.	Delaware
Community Television Services, Inc.	Delaware
Sutro Tower, Inc.	California
YBDT/Coronet Communications, JV	Iowa
WNAC Management, LLC	Delaware
Capital Region Broadcasters, LLC	New York
Vaughan Television Management, LLC	Delaware
Tampa Tower General Partnership	Florida
Augusta Tower, LLC	Delaware
Sandia TV Corporation	New Mexico
Tall Towers, Inc.	North Carolina